Exhibit 99.1


    Four Oaks Fincorp, Inc. Announces 2005 Fourth Quarter and Annual Results


     FOUR OAKS, N.C.--(BUSINESS WIRE)--Jan. 25, 2006--Four Oaks Fincorp, Inc., (OTCBB:FOFN) the holding company for Four Oaks Bank & Trust Company, today announced fourth quarter and annual results for fiscal year 2005. Net income increased 10% and 22% in the fourth quarter and for the year of 2005 as compared to the same periods of 2004. Net income was $1,389,000 or $0.32 per basic share for the quarter ended December 31, 2005, compared to $1,263,000 or $0.30 per basic share for the quarter ended December 31, 2004. For the year ended December 31, 2005, net income was $5,349,000 or $1.23 per basic share, compared to $4,375,000 or $1.03 per basic share earned during 2004. Return on average equity and return on average assets for 2005 were 13.39% and 1.19%, respectively, and increased from 12.45% and 1.16%, respectively, for 2004. The Company increased the level of dividends paid to its shareholders from the $0.06 per share that was paid in the fourth quarter of 2004 to $0.08 per share paid in the fourth quarter of fiscal year 2005. Year to date dividends paid in 2005 were $0.30 per share, up from $0.26 paid in 2004. All per share figures are adjusted for the effect of the five-for-four stock splits effected in November 2005 and October 2004.
     Improved earnings trends continued in the fourth quarter of 2005, when compared to the same period of 2004, as evidenced by an 18% increase in net interest income after the provision for loan losses, from $4,084,000 to $4,817,000. Operating expenses increased 11% in the fourth quarter of 2005 to $3,393,000, as compared to the same period of 2004, primarily due to increased professional fees related to compliance with new regulations, along with increased salaries and benefits associated with the expansion of our locations.
     The Company's balance sheet growth continued in the fourth quarter of 2005. Total deposits of $399,563,000 at December 31, 2005 grew 27% from December 31, 2004. Net loans increased 27% to $392,129,000 from $308,760,000 at December 31,
2004. Shareholders' equity grew to $41,958,000, a 13% increase over December 31, 2004. Book value per share at December 31, 2005 was $9.58 as compared to $8.68 at December 31, 2004. Shareholders' equity as a percentage of total assets was 8.03% at December 31 2005 as compared to 9.36% at December 31, 2004.
     With $522,410,000 in total assets as of December 31, 2005, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its thirteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, and Zebulon, North Carolina. The Harrells branch office and the Sanford loan production office both opened in January 2005. The Zebulon loan production office opened in January 2006.


     CONTACT: Four Oaks Fincorp, Inc.
              Ayden R. Lee, Jr., 919-963-2177
              President and Chief Executive Officer
              Nancy S. Wise, 919-963-2177
              Executive Vice President and Chief Financial Officer